*** Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[…***…]”) in this exhibit. ***
Exhibit 10.6
[Provisions]
Article 1 (Borrowing in Installments)
When the Obligor applies for borrowing in installments, the disbursement of each installment is not a commitment by the Bank to make any subsequent disbursements.
Article 2 (Interest)
1)The calculation period of interest shall be as follows.
In the case of advance payment and when both ends are inclusive, the period from the day following each     interest payment date (or the borrowing date for the first payment) to the next interest payment date (or the due date for the final payment).
In the case of advance payment and when one end is inclusive, the period from each interest payment date (or the borrowing date for the first payment) to the day preceding the next interest payment date (or the due date for the final payment).
In the case of payment in arrears and when both ends are inclusive, the period from the day following the previous interest payment date (or the borrowing date for the first payment) to each interest payment date (or the due date for the final payment).
In the case of payment in arrears and when one end is inclusive, the period from the previous interest payment date (or the borrowing date for the first payment) to the day preceding each interest payment date (or the due date for the final payment).
2)In the case of a borrowing under the principal and interest equal payment method, the Obligor shall pay interest as follows.
Interest shall be calculated at the rate described in the borrowing summary column (the monthly interest rate that is 1/12 of the same) for the maximum balance from the borrowing date (or repayment date) to the day before the next repayment date, and the Obligor shall pay the accrued interest in arrears on each repayment date. However, if the period from the borrowing date to the first repayment date exceeds the repayment cycle of the principal and interest, the amount for the elapsed period shall be paid in arrears on each corresponding day that falls before the first repayment date by an integral multiple of the repayment cycle (if the period from the borrowing date to the first corresponding day is less than one month, on the next corresponding day).
Interest for a period less than one month shall be calculated at the interest rate described in the borrowing summary column on a per diem bases, assuming a 365-day year.
Article 3 (Withdrawal of Principal and Interest from the Deposit Account)
1)The Obligor shall deposit the amount equivalent to the prescribed principal and interest to be paid no later than each repayment date to the deposit account for repayment stated in the borrowing summary column for the purpose of repayment of the borrowed money and payment of interest. The Bank shall on the repayment date withdraw the money without current account check or ordinary deposit passbook and ordinary deposit withdrawal request and apply it to the payment of debts regardless of the current account regulations or ordinary account regulations.
2)If the amount on deposit in the deposit account for repayment is less than the amount payable on each repayment date, the Bank shall be entitled not to apply only part of it to the repayment of debts, and the Obligor shall immediately deposit the necessary amount. If the deposit balance reaches the amount payable at a later date, the Bank may make the same processing as the preceding Paragraph any time, including the damages incurred up to that date.
Article 4 (Damages)
In case of non-performance of obligation, the Obligor shall pay a delay damage at the rate of the Bank's cost of funding plus […***…] per annum or […***…] per annum, whichever is higher.

The calculation in this case shall be made on a per diem basis, based on the number of days per year stated in the borrowing summary column.
Article 5 (Withdrawal of Ancillary Expenses from the Deposit Account)
1)The Bank may, on a date prescribed by the Bank, withdraw from the deposit account for repayment stated in the borrowing summary column and apply the expenses to be borne by the Obligor, such as guarantee fees of the credit guarantee association for the borrowing (the portion of collection services including late payment guarantee fees), other guarantee fees, registration fees (including registration and license tax and judicial scrivener's fees), fixed date fees and stamp fees without current account check or ordinary deposit passbook and ordinary deposit withdrawal request regardless of the current account regulations or ordinary account regulations.
2)The Bank may receive the expenses under the preceding Paragraph in accordance with Article 3.
Article 6 (Treatment of Holidays)
For the purpose of this agreement, “holiday” means the bank holiday in Japan set forth in Article 15, Paragraph 1 of the Banking Act (including future revision, if any) and any day other than such holiday shall be referred to as the bank business day. If the repayment date is a holiday, the preceding business day means the immediately preceding bank business day and the following business day means the immediately following bank business day.
Article 7 (Prepayment)
1)If the Obligor intends to repay all or part of the debt under this agreement before the due date for unavoidable reasons, it shall obtain the approval of the Bank in advance.
2)If the Obligor makes prepayment of its debts under this agreement with the consent of the Bank or the Obligor loses its benefit of time pursuant to the provisions of the agreement on bank transactions separately entered into by the Obligor, and the Bank incurs any damages, the Obligor shall immediately pay such damages. In this case, damages shall refer to the amount resulting from the difference between the agreed interest rate and the reinvestment interest rate, if the reinvestment interest rate, at which the Bank makes or is assumed to make a new investment in the market from the time of repayment until the due date, falls below the agreed interest rate, and the calculation of damages shall be made using the calculation method prescribed by the Bank.
Article 8 (Guarantee)
1)The guarantor shall, based on the entrustment from the Obligor, owe the guarantee obligation jointly and severally with the Obligor for the principal payable by the Obligor to the Bank hereunder and any and all debts secondary to such debts, and the performance thereof shall be subject to this agreement in addition to each provision of the agreement on bank transactions separately entered into by the Obligor.
2)The guarantor shall not claim any exemption even if the Bank changes or releases any collateral or other guarantee for its convenience.
3)The guarantor shall not refuse to perform its obligations to the Bank even in the case where the Obligor has the right to set-off with deposits or other claims against the Bank.
4)If the guarantor performs the guarantee obligations set forth in Paragraph 1, the rights obtained from the Bank by virtue of subrogation may not be exercised without consent of the Bank as long as transactions between the Obligor and the Bank continue. The money that is the consideration for the right that is the subject of subrogation may be appropriated for payment by the Bank in preference to the guarantor.
5)If the guarantor provides any other guarantee for the transactions between the Obligor and the Bank, such guarantee shall not be changed by this guarantee agreement, and if the guarantor provides any other guarantee that has a maximum amount, the amount of guarantee based on this guarantee agreement shall be added to such maximum amount of guarantee.

The same shall apply to the case where the guarantor provides any other guarantee in the future with respect to any transaction between the Obligor and the Bank.
Article 9 (Assignment of Receivable)
1)The Obligor consents in advance to the Bank assigning all or part of its loan receivables hereunder to other financial institutions, etc. in the future. In this case, notice from the Bank to the Obligor may be omitted. However, even if the receivables of the Bank against the Obligor are assigned to other financial institutions, etc., the Obligor may repay the entire amount of the debt to the Bank by the method specified in the borrowing summary column, and the Bank shall deliver such amount to the assignee according to the amount of the assigned receivables. In addition, the Bank may demand that the Obligor repay the entire amount of the debt.
The Obligor confirms that this agreement and each provision of the agreement on bank transactions separately entered into by the Obligor with the Bank shall continue to apply after the assignment of receivables.
2)During the period for which the Bank is entrusted by the assignee concerning the receivables under the preceding Paragraph assigned by the Bank, the Bank shall conduct the procedures for management and collection of the receivables under this agreement as the agent for the assignee.
Article 10 (Report of Statement of Accounts)
The Obligor shall submit to the Bank a business report, balance sheet and profit and loss statement, etc. for each accounting period.
Article 11 (Burden of Expenses)
Any and all expenses for the preparation of this deed and other expenses relating to this agreement and expenses required by the Bank for the preservation of claims shall be borne by the Obligor.
Article 12 (Notarized Deed)
The Obligor and the guarantor shall take necessary procedures to prepare a notarized deed in which they acknowledge the obligation under this agreement and agree to compulsory execution upon entrustment to a notary public whenever requested by the Bank.
Article 13 (Notification of Guardian of Adult, etc.)
1)In the event that assistance, curatorship or guardianship is commenced with respect to the Obligor or the guarantor pursuant to a decision by a family court, the name of the guardian of adult, etc. and other necessary matters shall be notified immediately in writing. The same shall apply in the case where assistance, curatorship or guardianship is commenced with respect to the guardian of adult, etc. of the Obligor or the guarantor pursuant to a decision by a family court.
2)If a supervisor of a voluntarily appointed guardian is appointed pursuant to a decision by a family court with respect to the Obligor or the guarantor, the name of the voluntarily appointed guardian and other necessary matters shall be notified immediately in writing.
3)In the case where a decision of assistance, curatorship or guardianship has been made with respect to the Obligor or the guarantor, a decision of assistance, curatorship or guardianship has been made with respect to the guardian of adult, etc. of the Obligor or the guarantor, or a supervisor of a voluntarily appointed guardian has been appointed with respect to the Obligor or the guarantor, a written notification shall be made immediately in the same way as the preceding two Paragraphs.
4)If there is any revocation or change, etc. to the notified matters in the preceding three Paragraphs, a written notification shall be made immediately in the same way.
5)The Obligor and the guarantor shall be jointly and severally liable for any damages arising from a failure to give notice under the preceding four Paragraphs.

Article 14 (Implementation of Necessary Internal Procedures)
The Obligor warrants that it has completed all procedures required by laws and regulations, the Articles of Incorporation and other internal procedures for the execution of this agreement and the borrowing from the Bank.
Article 15 (Effect of Demand for Performance)
The Obligor agrees that if the Bank makes a demand for performance against one of the present and future guarantors, such demand for performance will also be effective against the Obligor.

[Representation concerning Provision of Information] <When the Obligor applies for a loan for the business and the guarantor is an individual>
The Obligor and the guarantor represent as follows.
1)The Obligor has provided the guarantor with accurate information, including information provided to the Bank, concerning the following matters.
1.    Status of assets and income and expenditure
2.    Existence of any debts owed other than the guaranteed obligations, and the amount and status of performance thereof
3.    If there is anything that has been or is to be provided as collateral for the guaranteed obligations, a statement to that effect and the details thereof
2)The guarantor has been provided by the Obligor with information necessary for deciding whether or not to provide a guarantee with respect to the following matters.
1.    Status of assets and income and expenditure
2.    Existence of any debts owed other than the guaranteed obligations, and the amount and status of performance thereof
3.    If there is anything that has been or is to be provided as collateral for the guaranteed obligations, a statement to that effect and the details thereof